Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On May 6, 2014, we acquired CallCopy, Inc., a Delaware corporation doing business as Uptivity (“Uptivity”) for approximately $46.0 million. Uptivity provides a complete mid-market workforce optimization suite of services to call centers comprised of speech and desktop analytics, agent coaching, call and desktop recording, as well as quality, performance, workforce management and satisfaction surveys.

The following unaudited pro forma condensed combined balance sheet and statement of operations are based upon the historical consolidated financial statements of inContact and historical financial statements of Uptivity. The pro forma financial statements have been prepared to illustrate the effect of the acquisition of Uptivity. The unaudited pro forma condensed combined balance sheet as of March 31, 2014 reflects the pro forma effect as if the Uptivity acquisition had been consummated on that date. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 and for the three months ended March 31, 2014 presents the results of operations of inContact as if inContact’s acquisition of Uptivity had been consummated on January 1, 2013.

The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the acquisition and factually supportable. Our unaudited pro forma condensed combined statements of operations and explanatory notes present how our financial statements may have appeared had the businesses actually been combined as of January 1, 2013. The unaudited pro forma condensed combined balance sheet show the impact of the acquisition as of March 31, 2014.

The unaudited pro forma condensed combined financial statements are based upon the estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for purposes of developing such pro forma information. The following unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to reflect the historical results that would have been obtained had inContact and Uptivity been a combined company during the periods presented or the results the combined company may achieve in future periods.

The acquisition has been accounted for using the purchase method of accounting under Financial Accounting Standards Board ASC 805, Business Combinations. Under the purchase method of accounting, the total estimated purchase price has been allocated on a preliminary basis to tangible and intangible assets acquired and liabilities that existed as of March 31, 2014, as described in Note 1. The allocation of the purchase price is preliminary and based on valuations derived from estimated fair value assessments and assumptions used by management. The final purchase price allocation is pending the finalization of appraisal valuations, which may result in an adjustment to the preliminary purchase price allocation. While management believes that its preliminary estimates and assumptions underlying the valuations are reasonable, different estimates and assumptions could result in different valuations assigned to the individual assets acquired and liabilities assumed, and the resulting amount of goodwill.

For the purposes of measuring the estimated fair market value of the assets acquired and liabilities assumed, inContact has applied the accounting guidance for fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with the historical financial statements and related notes included elsewhere in this Form 8K/A and our historical filings, including,

•	the accompanying notes to the pro forma financial statements;

•	the consolidated financial statements of inContact as of and for the periods ended March 31, 2014 and December 31, 2013 which were previously filed with the Securities and Exchange Commission; and

•	the financial statements of Uptivity as of and for the periods ended March 31, 2014 and December 31, 2013 contained in this Form 8-K/A.

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet

As of March 31, 2014

(in thousands)

	inContact, Inc	Uptivity[1]	Adjustments		Pro Forma Combined Entity
ASSETS
Current assets:
Cash and cash equivalents	$44,669	$5,172	$(12,137)	(A)	$37,704
Restricted cash	81	—	—		81
Accounts and other receivables, net	20,591	7,981	—		28,572
Deferred tax asset	—	1,112	(1,112)	(B)	—
Other current assets	4,764	684	—		5,448

Total current assets	70,105	14,949	(13,249)		71,805
Property and equipment, net	26,542	898	(557)	(C)	26,883
Intangible assets, net	3,803	—	23,359	(D)	27,162
Goodwill	6,563	—	28,599	(E)	35,162
Other assets	1,586	174	—		1,760

Total assets	$108,599	$16,021	$38,152		$162,772

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$9,156	$1,006	$990	(J)	$11,152
Accrued liabilities	5,282	3,894	1,921	(A)	11,097
Accrued commissions	2,137	—	—		2,137
Current portion of deferred revenue	2,571	10,481	(6,917)	(F)	6,135
Current portion of long-term debt and capital lease obligations	3,976	16	—		3,992

Total current liabilities	23,122	15,397	(4,006)		34,513
Long-term debt and capital lease obligations	4,965	10	—		4,975
Deferred tax liability	—	146	11,196	(B)	11,342
Deferred rent	467	—	—		467
Deferred revenue	4,279	1,380	(911)	(F)	4,748

Total liabilities	32,833	16,933	6,279		56,045

Commitments and contingencies
Stockholders’ equity:
Common stock	6	—	—		6
Additional paid-in capital	169,885	7,745	24,206	(G)(H)	201,836
Accumulated deficit	(94,125)	(1,674)	684	(I)(J)	(95,115)
Treasury shares	—	(6,983)	6,983	(K)	—

Total stockholders’ equity	75,766	(912)	31,873		106,727

Total liabilities and stockholders’ equity	$108,599	$16,021	$38,152		$162,772

1 - Certain reclassifications were made to conform to inContact’s financial statement presentation

Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations and Comprehensive Loss

For the Year ended December 31, 2013

(in thousands, except per share data)

	inContact, Inc.	Uptivity[1]	Proforma Adjustments		Pro Forma Combined Entity
Net revenue:
Software	$68,897	$19,392	$(3,835)	(L)	$84,454
Network connectivity	61,140	—	—		61,140

Total net revenue	130,037	19,392	(3,835)		145,594

Costs of revenue:
Software	28,012	5,984	4,409	(M)(N)	38,405
Network connectivity	39,365	—	—		39,365

Total costs of revenue	67,377	5,984	4,409		77,770

Gross profit	62,660	13,408	(8,244)		67,824

Operating expenses:
Selling and marketing	37,220	6,898	688	(N)	44,806
Research and development	12,605	3,180	700	(N)	16,485
General and administrative	21,219	5,148	1,041	(N)	27,408

Total operating expenses	71,044	15,226	2,429		88,699

Loss from operations	(8,384)	(1,818)	(10,673)		(20,875)
Other income (expense):
Interest income	—	6	—		6
Interest expense	(317)	—	—		(317)
Other expense	(34)	(294)	—	(O)	(328)

Total other expense	(351)	(288)	—		(639)

Loss before income taxes	(8,735)	(2,106)	(10,673)		(21,514)
Income tax benefit (expense)	(283)	663	(663)	(P)	(283)

Net loss and comprehensive loss	$(9,018)	$(1,443)	$(11,336)		$(21,797)

Net loss per common share:
Basic and diluted	$(0.16)				$(0.37)
Weighted average common shares outstanding:
Basic and diluted	54,742		3,822	(Q)	58,564

1 - Certain reclassifications were made to conform to inContact’s financial statement presentation

Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations and Comprehensive Loss

For the three months ending March 31, 2014

(in thousands, except per share data)

	inContact, Inc.	Uptivity[1]	Proforma Adjustments		Pro Forma Combined Entity
Net revenue:
Software	$20,009	$5,325	$(175)	(L)	$25,159
Network connectivity	17,045	—	—		17,045

Total net revenue	37,054	5,325	(175)		42,204

Costs of revenue:
Software	8,235	899	903	(M)(N)	10,037
Network connectivity	10,838	—	—		10,838

Total costs of revenue	19,073	899	903		20,875

Gross profit	17,981	4,426	(1,078)		21,329

Operating expenses:
Selling and marketing	10,056	1,968	80	(N)	12,104
Research and development	3,760	934	84	(N)	4,778
General and administrative	5,268	1,579	128	(N)	6,975

Total operating expenses	19,084	4,481	292		23,857

Loss from operations	(1,103)	(55)	(1,370)		(2,528)
Other income (expense):
Interest income	—	2	—		2
Interest expense	(111)	—	—		(111)
Other expense	(151)	—	—	(O)	(151)

Total other income (expense)	(262)	2	—		(260)

Loss before income taxes	(1,365)	(53)	(1,370)		(2,788)
Income tax benefit (expense)	(27)	11	(11)	(P)	(27)

Net loss and comprehensive loss	$(1,392)	$(42)	$(1,381)		$(2,815)

Net loss per common share:
Basic and diluted	$(0.02)				$(0.05)
Weighted average common shares outstanding:
Basic and diluted	56,145		3,822	(Q)	59,967

1 - Certain reclassifications were made to conform to inContact’s financial statement presentation

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1 –Pro Forma Purchase Price Allocation

Preliminary Purchase Price

On May 6, 2014, inContact acquired Uptivity for an aggregate purchase price of $46.0 million of cash and stock which was paid with cash in the amount of $12.1 million, estimated fair value of vested stock options converted to cash of $1.9 million and 3,821,933 shares of the Company’s common stock valued at $32.0 million. An additional 434,311 shares of restricted common stock were issued, but not included in the purchase price because the shares are subject to repurchase rights that will lapse over three years.

Preliminary Proforma Purchase Price Allocation

The allocation of the purchase price to the fair value of assets acquired and liabilities assumed as if the transaction occurred on March 31, 2014 includes the fair value of assets, liabilities assumed, intangible assets, and goodwill. The preliminary allocation of the purchase price is as follows (in thousands):

March 31, 2014
Cash	$5,172
Assets	8,839
Property and equipment	341
Intangible assets	23,359
Goodwill	28,599
Deferred revenue	(4,033)
Liabilities	(16,268)

Total estimated preliminary purchase price	$46,009

Pro Forma Adjustments

(A)	This pro forma adjustment represents the cash paid to acquire Uptivity of $12.1 million and estimated fair value of vested stock options converted to cash of $1.9 million, which was disbursed subsequent to the date of acquisition.

(B)	This pro forma adjustment represents the adjustment to the carrying values of deferred tax assets and liabilities to record at fair value.

(C)	This pro forma adjustment represents a decrease to the carrying value of property and equipment to record at fair value.

(D)	This pro forma adjustment reflects the preliminary estimate of intangibles acquired from Uptivity. The assets include trademarks and trade names, customer relationships and technology assets with useful lives between 5 and 8 years.

(E)	This pro forma adjustment reflects the preliminary estimate of the excess of the purchase price paid over the fair value of Uptivity assets acquired and liabilities assumed.

(F)	Uptivity’s deferred revenue represents advance payments from customers related to subscription contracts and professional services. We estimated our obligation related to the deferred revenue using the cost build-up approach. The cost build-up approach determines fair value by estimating the costs relating to the supporting obligation plus an assumed profit. The sum of the costs and assumed profit approximates, in theory, the amount that we would be required to pay a third party to assume the obligation. As a result of this approach we recorded an adjustment to reduce Uptivity’s carrying value of deferred revenue by $7.8 million.

(G)	This pro forma adjustment reflects the elimination of $7.8 million of Uptivity’s historical additional paid-in capital.

(H)	This pro forma adjustment reflects an increase in APIC as a result of the issuance of approximately 3.8 million shares of inContact common stock valued at approximately $32.0 million.

(I)	This pro forma adjustment reflects the elimination of Uptivity’s historical accumulated deficit of approximately $1.7 million.

(J)	This pro forma adjustment represents an adjustment to retained earnings of $990,000 in transaction costs which are included in Accounts Payable. These transaction costs included investment banking, legal, accounting fees and other external costs directly related to the acquisition. These transaction costs are not included in the pro forma statements of operations.

(K)	This pro forma adjustment reflects the elimination of Uptivity’s treasury shares.

(L)	To reflect the resulting decrease in revenue as part of the fair value adjustment to Uptivity’s deferred revenue balances. See Note (F).

(M)	This pro forma adjustment represents the increase in amortization expense associated with acquired intangible assets, based on the preliminary fair value of approximately $23.4 million. Customer relationships which have a useful life of 8 years are amortized using the double declining balance method. All other intangibles have useful lives of 5 or 7 years and are amortized using the straight line method. Pro forma amortization was approximately $4.2 million and $882,000 million for the year ended December 31, 2013 and the three months ending March 31, 2014, respectively.

(N)	This pro forma adjustment represents an increase to expense related to the issuance of inContact restricted stock and restricted stock awards granted to management and employees of Uptivity in exchange for outstanding unvested stock options in Uptivity and to retain key employees. The total value of these awards is approximately $5.2 million. Pro forma stock compensation expense included in Costs of Revenue was approximately $174,000 and $21,000 for the year ended December 31, 2013 and the three months ending March 31, 2014, respectively.

(O)	The impact relating to the decrease in depreciation due to the write down of Uptivity’s fixed assets at acquisition was deemed immaterial and not included in the pro forma balance sheet or statements of operations.

(P)	This pro forma adjustment reflects the elimination of Uptivity’s historical income tax benefit.

(Q)	This pro forma adjustments represents the pro forma weighted average shares as if the shares issued as part of the acquisition were issued as of January 1, 2013 and excludes shares that are subject to repurchase rights.